UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

GROWGENERATION, CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

AMENDMENT AND SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

ON MAY 11, 2020 at 4:00 p.m., Eastern Daylight Time

This Definitive Additional Material (the “Amendment”) is being filed by GrowGeneration, Corp. (the “Company”) to amend and supplement its Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2020 (the “Proxy Statement”) in order to (i) provide a notice to stockholders of the Company regarding the change to virtual format only for the 2020 Annual Meeting of Stockholders; and (ii) amend certain information contained in the Proxy Statement, including: a) correcting the total number of shares of common stock issued and outstanding, and the information in connection therewith in the Security Ownership Table, and b) revising and supplementing the disclosure under Proposal 3 – Approval and ratification of the amendment and restatement of the Company’s 2018 Equity Incentive Plan.

Except as amended and supplemented by the information contained in this Amendment, all of the information set forth in the Proxy Statement continues to apply.

This Amendment is being filed with the SEC and is being made available to stockholders on or about April 22, 2020.

THIS AMENDMENT AND SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

GROWGENERATION, CORP.

1000 W Mississippi Ave

Denver, CO 80223

(800) 935-8420

NOTICE OF CHANGE TO VIRTUAL-ONLY FORMAT FOR ANNUAL MEETING OF STOCKHOLDERS OF GROWGENERATION, CORP.

TO BE HELD ON MAY 11, 2020

To the Stockholders of GrowGeneration, Corp.:

In the interest of the health and safety of our shareholders, team members and communities, and in light of further developments regarding the novel coronavirus (COVID-19) pandemic and recent guidance from the Centers for Disease Control and Prevention, the World Health Organization, and federal, state and local governmental authorities, NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of GrowGeneration, Corp. (the “Annual Meeting”) to be held on Monday, May 11, 2020 at 4:00 p.m., Eastern Daylight Time, will now be held by the format of remote communication only. Shareholders will not be able to attend the Annual Meeting in person.

If you were a holder of our common stock at the close of business on March 12, 2020 (the “Record Date”), you may attend and participate in the Annual Meeting by dialing 888-664-6383; access code: 30609642. Access to the conference line will begin at 3:45 p.m., EDT.

Stockholders will have the ability to vote during the meeting by submitting their signed proxy cards directly to the Company by e-mail to proxy@growgeneration.com, or by fax to (720) 577-2284.

We encourage our stockholders to vote over the Internet, by phone or by mail prior to the Annual Meeting, so that your shares will be represented whether or not you are able to attend the meeting. The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the meeting. Voting prior to the meeting will not limit your right to attend the meeting, and you may change your vote during the meeting.

If you have already voted when you receive this notice, you do not need to vote again.

By Order of the Board of Directors,

Darren Lampert, Chief Executive Officer
Denver, CO
April 22, 2020

GrowGeneration to Host its 2020 Annual Meeting of Stockholders in Virtual Format Only

DENVER, April 22, 2020 - GrowGeneration Corp. (NASDAQ:GRWG), (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers, with currently 27 locations, today announced that, due to the public health and safety concerns related to the novel coronavirus (COVID-19) pandemic and recommendations and orders from the Centers for Disease Control and Prevention, the World Health Organization, and federal, state and local governmental authorities, its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will now be held by means of remote communication only. The date and time of the Annual Meeting (Monday, May 11, 2020 at 4:00 p.m., Eastern Daylight Time), as disclosed in the Company’s proxy statement for the meeting, have not changed.

Attending the Virtual Annual Meeting

Stockholders as of the close of business on March 12, 2020 (the “Record Date”) may attend the Annual Meeting via teleconference by dialing 888-664-6383; access code: 30609642.

Access to the conference line will begin at 3:45 p.m., EDT. Stockholders will not be able to attend the meeting in person.

Virtual attendance at the Annual Meeting also constitutes presence in person for purposes of quorum at the meeting.

How can stockholders vote prior to the Annual Meeting?

We encourage stockholders to submit their votes in advance of the Annual Meeting. If you vote in advance of the meeting using one of the following methods, you may still participate and change your vote electronically (see next section) at the meeting.

If you are a record holder, which means your shares are registered in your name, you may vote or submit a proxy prior to the Annual Meeting:

1. Over the Internet — You may go to at www.proxyvote.com and complete the electronic proxy card. Please have your 16-digit control number in hand when accessing this website. Your vote must be submitted by 11:59 p.m., EDT, on May 8, 2020.

2.  By Telephone — You may authorize the voting of your shares by calling 1-800-690-6903 (please note this number is different from the dial in number for the Annual Meeting).  Please have your 16-digit control number in hand when calling this number. Your vote must be submitted by 11:59 p.m., EDT, on May 8, 2020.

3. By Mail — If you have chosen to receive a full package of proxy materials which include a proxy card, you may mail the proxy card by following the instructions set forth in the proxy card. You may use the postage prepaid envelope provided in the package to mail the proxy card.  If you sign your proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board.  Unsigned proxy cards will not be voted. Your proxy card must be received prior to the end of the Annual Meeting.

If you hold your shares through a broker, bank or other financial institution, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions on how to vote from your broker, bank or other institution.  If you hold shares in street name and wish to vote the shares yourself, you must present a legal proxy validating your ownership of the shares that you intend to vote from your bank, broker or other institution that held your shares as of the Record Date.

How can stockholders vote during the Annual Meeting?

If you are a record holder, you may continue to submit your vote during the period from the cut-off time indicated in the section above to the adjournment of the Annual Meeting by submitting your signed proxy card directly to the Company:

1. By e-mail to: proxy@growgeneration.com

2. By fax to: (720) 577-2284

If you are a “street name” holder, you may submit your vote to the above e-mail or fax by providing a legal proxy validating your ownership of the shares.

Can stockholders ask questions at the Annual Meeting?

Like annual meetings of the Company in past years, stockholders will have the opportunity to ask management questions after the formal portion of the Annual Meeting.

Notice about Amendment to Proxy Statement

On or about April 22, 2020, the Company plans to file an amendment (the “Amendment”) to its proxy statement (the “Proxy Statement”) previously filed with the Securities and Exchange Commission on March 27, 2020. This press release should be read in conjunction with the Proxy Statement and the Amendment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, MAY 11, 2020

The Notice of the 2020 Annual Meeting of Stockholders, the Proxy Statement, the Amendment to Proxy Statement, and the Annual Report for Fiscal Year ended December 31, 2019 are available on the Internet at www.proxyvote.com. Please have your 16-digit control number in hand when accessing this website.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 27 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at https://growgen.pro/. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com

●	E-commerce: https://growgen.pro/

●	Instagram: growgen

●	Facebook: GrowGenerationCorp

●	Twitter: @GrowGenOK

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

This Amendment amends and corrects the total number of issued and outstanding shares of Common Stock included in the Proxy Statement, which was mistakenly reported to be 38,130,408 but should have been 38,204,300 as of the Record Date.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Common Stock beneficially owned as of the Record Date by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our Common Stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Securities and Exchange Commission (the “SEC”). A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on the total of 38,204,300 shares of Common Stock outstanding as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, the Record Date. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of Common Stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o GrowGeneration Corp., 1000 West Mississippi Avenue, Denver, CO 80223.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Michael Salaman, President and Director	1,502,499	[1]	3.90%
Darren Lampert, Chief Executive Officer and Director	1,452,912	[2]	3.78%
Tony Sullivan, Chief Operating Office and Executive Vice President	200,000	[3]	*
Monty Lamirato, Chief Financial Officer and Secretary	153,987	[4]	*
Stephen Aiello, Director	494,143	[5]	1.29%
Peter Rosenberg, Director	141,725	[6]	*
Sean Stiefel, Director	1,447,438	[7]	3.74%
All Officers and Directors (7 Persons)	5,392,704		13.61%
Merida Capital Partners, L.P	4,992,438	[8]	12.64%
Gotham Green Fund 1, L.P.	5,029,755	[9]	12.95%

*	Less than 1%

[1]	Includes i) 1,219,164 shares of common stock; and ii) 283,335 vested stock options. Mr. Salaman also has 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable on March 26, 2021, 100,000 options exercisable on January 1, 2021 and 100,000 options exercisable on January 1, 2022.

[2]	Includes i) 1,169,577 shares of common stock; and ii) 283,335 vested stock options. Mr. Lampert also has 8,333 options exercisable commencing October 23, 2020, 16,667 options exercisable on March 26, 2021, 100,000 options exercisable on January 1, 2021 and 100,000 options exercisable on January 1, 2022.

[3]	Includes i) 40,000 shares of common stock; and ii) 160,000 vested options. Mr. Sullivan also has 60,000 options exercisable beginning November 3, 2020 and 60,000 options exercisable beginning November 3, 2021.

[4]	Includes i) 103,987 shares of common stock and ii) 50,000 vested stock options. Mr. Lamirato also has 50,000 options exercisable commencing January 1, 2021 and 50,000 options exercisable commencing January 1, 2022.

[5]	Includes i) 269,143 shares of common stock owned directly by Mr. Aiello; ii) 150,000 shares of common stock owned by Aiello Family Trust; iii) 75,000 vested stock options; Mr. Aiello also owns 8,333 options exercisable commencing October 23, 2020 and 16,667 options exercisable commencing March 26, 2021.

[6]	Includes i) 41,725 shares of common stock; and ii) 100,000 vested options. Mr. Rosenberg also has 8,333 options exercisable commencing October 23, 2020 and 16,667 options exercisable commencing March 26, 2021.

[7]	Includes (i) 100,000 vested stock options; (ii) 279,570 shares of common stock underlying warrants held by Navy Capital Green Fund, LP; (iii) 96,774 shares of common stock underlying warrants held by Navy Capital Green Co-Invest Fund LP; (iv) 777,546 shares of common stock held by Navy Capital Green Fund LP; and (v) 193,548 shares of common stock held by Navy Capital Green Co-Invest Fund LP. Mr. Stiefel is a founder and Chief Executive Officer of Navy Capital. Accordingly, Mr. Stiefel may be deemed to indirectly beneficially own the shares held by Navy Capital and its affiliated entities, and vice versa. Mr. Stiefel also has 8,333 options exercisable commencing October 23, 2020 and 16,667 options exercisable commencing March 26, 2021.

[8]	Includes (i) 2,338,029 shares of common stock held by Merida Capital Partners, LP; (ii) 872,957 shares of common stock held by Merida Capital Partners II LP; (iii) 483,871 shares of common stock held by Merida Capital Partners III LP; and (iv) 1,297,581 shares of common stock underlying warrants held by Merida and its affiliates. The address of Merida Capital Partners, LP is 641 Lexington Avenue, 18th Floor, New York, NY 10022.

[9]	Includes (i) 612,375 shares of common stock held by Gotham Green Fund 1, L.P.; (ii) 2,481,896 shares of common stock held by Gotham Green Fund 1 (Q), L.P.; (iii) 1,101,135 shares of common stock held by Gotham Green Fund II (Q), L.P.; (iv) 189,187 shares of common stock held by Gotham Green Fund II, L.P.; (v) 550,568 shares of common stock underlying warrants held by Gotham Green Fund II (Q), L.P.; and vi) 94,594 shares of common stock underlying warrants held by Gotham Green Fund II, L.P. The address of Gotham Green Fund 1, L.P. is 1437 4th Street, Santa Monica, CA 90401.

Proposal 3: Approval and Ratification of the amendment and restatement of the Company’s 2018 Equity Incentive Plan

On January 7, 2018, the Board adopted the 2018 Equity Incentive Plan (the “2018 Plan”), which was approved and ratified by the shareholders on April 20, 2018. As of the date hereof, under the 2018 Plan, there have been a total of (i) 1,669,000 options issued (of which 1,618,500 options are currently outstanding, 38,833 have been exercised, and 11,667 have been forfeited which will be available for future grants), and (ii) 69,750 shares of Common Stock issued. There are a total of 772,917 shares of Common Stock available to be issued under the 2018 Plan.

On February 7, 2020, the Board approved the amendment and restatement of the 2018 Plan to increase the number of shares issuable thereunder from 2,500,000 to 5,000,000 (the “Amended 2018 Plan”). If our stockholders approve the Amended 2018 Plan, it will become effective as of the date of stockholder approval. If our stockholders do not approve the Amended 2018 Plan, the 2018 Plan as currently in effect will remain in effect until it terminates in accordance with its terms.

Reasons Why You Should Vote In Favor Of The Amended 2018 Plan

The general purpose of the Amended 2018 Plan is to provide an incentive to the Company’s employees, directors and consultants by enabling them to share in the future growth of the Company’s business. The Board believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out its long range plans and securing its growth and financial success.

The Board believes that the Amended 2018 Plan will advance the Company’s interests by enhancing its ability to (a) attract and retain employees, directors and consultants who are in a position to make significant contributions to the Company’s success; (b) reward the Company’s employees, directors and consultants for these contributions; and (c) encourage employees, directors and consultants to take into account the Company’s long-term interests through ownership of its shares.

Description of the Amended and Restated 2018 Equity Incentive Plan

The following description of the principal terms of the Amended 2018 Plan is a summary and is qualified in its entirety by the full text of the Amended 2018 Plan, which is attached as Exhibit A to the Proxy Statement filed with the SEC on March 27, 2020.

Administration. The Amended 2018 Plan will be administered by our Board. Our Board may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of our common stock, performance shares, performance units, other cash-based awards and other stock-based awards. The Board also has broad authority to determine the terms and conditions of each option or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the Amended 2018 Plan and amend or modify outstanding options, grants and awards.

Eligibility. Persons eligible to receive awards under the Amended 2018 Plan are employees, directors and consultants of our Company and our subsidiaries. As of April 22 2020, approximately 239 employees, three non-employee directors, and approximately six consultants would have been eligible to participate in the Amended 2018 Plan had it been approved by our stockholders at such time. The Board may at any time and from time to time grant awards under the Amended 2018 Plan to eligible persons on a discretionary basis.

Shares Subject to the Amended 2018 Plan. The aggregate number of shares of common stock available for issuance in connection with options and awards granted under the Amended 2018 Plan is 5,000,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the Amended 2018 Plan with respect to all of those shares. If any option or stock appreciation right granted under the Amended 2018 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the Amended 2018 Plan. The maximum aggregate number of shares of common stock with respect to one or more awards that may be granted to any employee, director or consultant during any calendar year shall be 1,000,000 and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more awards payable in cash shall be $600,000.

Terms and Conditions of Options. Options granted under the Amended 2018 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees. Each option grant will be evidenced by an award agreement that will specify the terms and conditions as determined by the Board. The Board will determine the exercise price of options granted under the 204 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our common stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder). The closing bid price of our common stock, as reported on the Nasdaq Capital Market, on April 21, 2020, was $4.18 per share.

If on the date of grant the common stock is listed on a stock exchange or a national market system, the fair market value shall be the closing sale price on the last trading day before the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Board based upon the advice of a qualified valuation expert.

No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2018 Plan will be exercisable at such time or times as the Board prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Generally, the option price may be paid (a) in cash or by check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, (c) through cashless exercise, or (d) a combination of these methods.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. Unless otherwise provided in the award agreement, a stock option will remain exercisable for three (3) months following the termination of service of the holder.

The following table sets forth stock options that were approved by the Board to the persons and groups named below under the Amended 2018 Plan as of April 22, 2020. None of the following options are granted under the Amended 2018 Plan in excess of the 2,500,000 shares of common stock issuable thereunder prior to the amendment by the Board of Directors in February 2020:

Name and Position	Number of Shares of Common Stock underlying Stock Options
Darren Lampert, Chief Executive Officer	375,000
Michael Salaman, President	375,000
Monty Lamirato, Chief Financial Officer	150,000
Tony Sullivan, Chief Operating Officer	280,000
All executive officers as a group	1,180,000
All non-executive directors as a group	225,000
All non-executive officer employees as a group	213,000

Stock Appreciation Rights. The Board may grant stock appreciation rights under the Amended 2018 Plan in such amounts as the Board in its sole discretion will determine. Each stock appreciation right grant will be evidenced by an award agreement that will specify the terms and conditions as determined by the Board. The exercise price per share of a stock appreciation right will be determined by the Board, but will not be less than 100% of the fair market value of a share of our common stock on the date of grant. The maximum term of any SAR granted under the Amended 2018 Plan is ten years from the date of grant. Generally, each SAR stock appreciation right will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

●	the number of shares of common stock covered by the stock appreciation right.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Board.

Restricted Stock and Restricted Stock Units. The Board may award restricted common stock and/or restricted stock units under the Amended 2018 Plan in such amounts as the Board in its sole discretion will determine. The Board will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units, as evidenced in an award agreement, which may include performance-based conditions. Dividends and other distributions with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders, unless otherwise provided in the award agreement. Unless the Board determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Board may award performance shares and/or performance units under the Amended 2018 Plan in such amounts as the Board in its sole discretion will determine. Each performance unit will have an initial value that is established by the Board on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant. The Board at its discretion will set performance objectives or other vesting provisions. The Board will determine the restrictions and conditions applicable to each award of performance shares and performance units, as evidenced in an award agreement.

Effect of Certain Corporate Transactions. In the event of a change in control (as defined in the Amended 2018 Plan), the Board has the discretion and without the need for the consent of any recipient of an award to take the following actions as to an outstanding award: (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation; (ii) awards will terminate upon or immediately prior to the consummation of such change in control; (iii) outstanding awards will vest and become exercisable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such change in control, and terminate upon or immediately prior to the effectiveness of such change in control; (iv) an award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award; (v) an award is replaced with other rights or property selected by the Board in its sole discretion; or (vi) any combination of the foregoing.

Amendment, Termination. The Board may at any time amend, alter, suspend, or terminate the Amended 2018 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant, and (ii) to the extent necessary to comply with any applicable law or stock exchange rule, the Company will obtain stockholder consent of amendment to the plan.

Tax Withholding

Prior to the delivery of any shares or cash pursuant to an award or exercise thereof, the Company will have the power and the right to deduct or withhold, or require a holder of such award to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes required to be withheld with respect to such award or exercise thereof.

U.S. Federal Income Tax Information in Connection with Options

The following is a general summary, as of the date of hereof, of the U.S. federal income tax consequences to participants and the Company of the issuance and exercise of options under the Amended 2018 Plan. This summary is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Amended 2018 Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Amended 2018 Plan.

Incentive Stock Options. With respect to incentive stock options, generally, the stock option holder is not taxed, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of the shares acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of our shares on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of our shares acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

Grants of Awards

The grant of awards to employees, directors and consultants under the Amended 2018 Plan is discretionary, and the Company cannot determine now the specific number or type of awards to be granted in the future to any particular person or group. No awards have been granted under the Amended 2018 Plan in excess of the 2,500,000 shares of common stock issuable thereunder prior to the amendment by the Board of Directors in February 2020.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

	Number of common shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding option, warrants and rights (b)	Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders
2014 Equity Compensation Plan	395,500	$2.03	11,166
2018 Equity Compensation Plan (1)	1,642,333	$3.37	780,417
Equity compensation plans not approved by security holders	—	$—	—
Total	2,037,833	$2.97	791,583

(1)	Prior to the amendment approved by the Board of Directors on February 7, 2020.

The Board of Directors recommends that you vote “FOR” the approval and ratification of the amendment and restatement of the Company’s 2018 Equity Incentive Plan.

ALL STOCKHOLDERS ARE URGED TO VOTE OVER THE INTERNET, BY TELEPHONE, OR BY MAIL.